Invesco Capital Markets, Inc.

Company Profile

Appointments

Board Positions
Name	Position
Geyer, William S.	Director
Massoni, Steven M.	Director

Officers
Name	Position
Baker, Tara Jones	Vice President, Business Operations and Quality Assurance
Burke, Brandon	Financial and Operations Principal
Erickson, Alan E.	Vice President, Equity Portfolio Management and Research
Falduto, Craig S.	Executive Director, Investment Research
Geyer, William S.	Co-President
Gregson, Mark W.	Chief Financial Officer
Hancock, Trisha B.	Chief Compliance Officer
Hebert, Charles A.	Vice President
Heite, Steven M.	Vice President
Henkel, Adam	Assistant Secretary
Kupor, Jeffrey H.	General Counsel
Secretary
Magee, Michael J.	Executive Director, Portfolio and Inventory Management
Massoni, Steven M.	Co-President
Nelson, Elizabeth	Assistant Secretary
Reitmann, Rudolf E.	Vice President
Reyna, Rene R.	Vice President
Ringold, Melanie	Assistant Secretary
Sauerborn, Thomas J.	Vice President, Operations
Tierney, John F.	Vice President
Veazey, Kellie K.	Vice President
Wisdom, Crissie	Anti-Money Laundering Compliance Officer
Zerr, John M.	Senior Vice President